UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 20, 2014

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035

(Address of principal executive offices) (Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The Sheet Metal, Air, Rail and Transportation Union (SMART) (or its predecessors) have unsuccessfully attempted to organize employees at many of the 36 locations in The Greenbrier Companies, Inc.’s (Greenbrier’s) Wheels, Repair & Parts network, which does business as Greenbrier Rail Services (GRS). SMART and the National Labor Relations Board (NLRB) have brought claims of alleged unfair labor practices against GRS with respect to its former operation in Tucson, Arizona, which closed last year for good business reasons. When the Tucson shop closed, GRS offered continued employment to the Tucson employees at other GRS facilities including company-paid relocation for the employees and their families. More than 50 employees chose to accept relocation offers and continue to work for GRS at other locations.

The unfair labor practices claims are being heard pursuant to the administrative processes of the NLRB. Though no findings have yet been issued by the Administrative Law Judge who conducted the hearings, the NLRB staff requested the U.S. District Court in Tucson to issue an injunction requiring, among other things, that GRS reopen the Tucson shop. Without a hearing, the court issued an injunction as requested by the NLRB staff. Greenbrier believes the court order is not supported by the facts or the law, and is appealing the court’s ruling. In the meantime, pursuant to Greenbrier’s request, the court has agreed to delay enforcement of its injunction in order to respond to Greenbrier’s request for clarification of the terms of the court order. GRS has no present plans to re-open the Tucson facility while the outcome of these legal issues is pending.

While the ultimate outcome of such proceedings cannot be determined at this time, management believes that the resolution of this matter will not have a material adverse effect on Greenbrier’s Consolidated Financial Statements.

The information furnished in Item 8.01 of this Report will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This information will not be deemed incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Securities Exchange Act of 1934, unless that filing expressly refers to specific information in this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: March 25, 2014	By:	/s/ Mark J. Rittenbaum
Mark J. Rittenbaum
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

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